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                                                                    Exhibit 99.5

                               Herrick Foundation
                              c/o Michael Indenbaum
                          2290 First National Building
                                660 Woodward Ave.
                          Detroit, Michigan 48226-3506

                                December 4, 2008

                                                  VIA E-MAIL AND FEDERAL EXPRESS

Tecumseh Products Company
1136 Oak Valley Drive
Ann Arbor, Michigan  48108

Attention:  Lynn Dennison, Vice President, General Counsel and Secretary

RE: SHAREHOLDER PROPOSAL FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

Ladies and Gentlemen:

      Herrick Foundation, a Michigan non-profit corporation ("Herrick Foundation"), as a beneficial owner and holder of record of shares of Class B Common Stock, $1.00 par value per share (the "Common Stock"), of Tecumseh Products Company (the "Company"), submits this notice (the "Notice") to the Company in accordance with the requirements of Rule 14a-8 of the rules of the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended, and the applicable provisions of Article I, Section 4 of the Amended and Restated Bylaws of the Company, as amended through April 4, 2008. Herrick Foundation's address is c/o Michael Indenbaum, 2290 First National Building, 660 Woodward Ave., Detroit, Michigan 48226-3506.

      Herrick Foundation is a beneficial owner and holder of record of shares of Common Stock registered on the stock transfer books of the Company in the name of Herrick Foundation. On the date of this Notice Herrick Foundation owns of record and beneficially 769,426 shares (15.2%) of the Common Stock, Herrick Foundation has continuously held the required number of shares (under Rule 14a-8) for more than one year prior to the date of this Notice and intends to

                               Page 12 of 26 pages
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continue ownership of the required number of shares through the date of the
Annual Meeting. Copies of Form 4s, dated September 4, 2007, May 12, 2008, May 19, 2008, June 4, 2008, June 17, 2008, June 25, 2008, July 2, 2008 and September
25, 2008 are attached showing such ownership by Herrick Foundation.

      Herrick Foundation represents that it intends to appear at the 2008 annual meeting of the Company's shareholders (the "Annual Meeting") in person or by proxy to present the business specified in this Notice. Herrick Foundation is seeking to have the Company include the following proposal and supporting statement in the Company's proxy statement and identify it in its form of proxy in connection with the Annual Meeting:

            SAY ON EXECUTIVE PAY PROPOSAL

            RESOLVED, that shareholders of Tecumseh Products Company ("Tecumseh") recommend that Tecumseh's Board adopt a policy to give shareholders the opportunity at each annual meeting of shareholders to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers ("NEOs") set forth in the proxy statement's Summary Compensation Table ("SCT") and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

            SUPPORTING STATEMENT

            Investors are increasingly concerned about mushrooming executive pay which often appears to be insufficiently aligned with the creation of shareholder value. In our view, senior executive compensation at our Company has not always been structured in ways that best serve shareholders' interests.

            For example, on November 20, 2008, Tecumseh amended its agreement with its CEO providing him with change in control severance if Herrick Foundation was successful in replacing directors at the 2008 Special Shareholders Meeting and his employment terminated without cause or he quit for good reason. It also agreed to make $1,500,000 in retention payments and award $1,500,000 in phantom shares, not for performance, but for staying employed for 18 to 21 months (or, for phantom shares, being terminated without cause or quitting for good reason). He was already being paid for staying employed and already had a severance arrangement. Other executives received enhanced severance arrangements recently too.

                               Page 13 of 26 pages
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            While the Board was aware well before the meeting that the CEO's amendment was imminent, because the amendment was not actually executed until the day before the meeting, Tecumseh did not disclose it to shareholders before the meeting. The shareholders, therefore, were not able to consider the propriety of this new compensation arrangement in deciding how to vote at the meeting.

            Currently, stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, give compensation committees substantial discretion in making awards and establishing performance thresholds. We believe shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

            Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1,000,000 are broad and do not significantly constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for re-election to the Board is a blunt and insufficient instrument for registering dissatisfaction with the way the committee administered compensation plans and policies in the previous year.

            Accordingly, we urge our Company's Board to allow shareholders to express their opinion about senior executive compensation at our Company by establishing an annual referendum process. The results of such a vote would, we think, provide our Company with useful information about whether shareholders view Tecumseh's senior executive compensation practices, as reported each year, to be in shareholders' best interests.

      The reasons for conducting such business at the annual meeting are stated above. Herrick Foundation believes the results of such a vote would provide the Company with useful information about whether shareholders view the Company's senior executive compensation practices to be in the shareholders' best interests and will help to enhance shareholder value.

      Matters disclosed in any part of this Notice, including the Annexes and documents incorporated by reference, should be deemed disclosed for all purposes of this Notice.

      The proposal described in this Notice is a proper matter for shareholder action.

      Herrick Foundation will supply any additional information that you reasonably request in connection with this Notice. Herrick Foundation requests prompt notification of any objection that you may have to this Notice or to including the proposal and supporting statement described in this Notice in the Company's proxy statement in connection with the Annual Meeting.

                               Page 14 of 26 pages
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                                        Sincerely yours

                                        HERRICK FOUNDATION

                                        By: /s/ Todd W. Herrick
                                            -----------------------------------
                                            Its: President

                              Page 15 of 26 pages
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                                     ANNEX A

                    INFORMATION CONCERNING HERRICK FOUNDATION

GENERAL:          For additional information regarding Herrick Foundation, see
                  (1) the Tecumseh Products Company's Proxy Statement, dated October 24, 2008, in connection with the Company's November 21, 2008 Special Meeting of Shareholders, (2) Herrick Foundation's Proxy Statement, dated October 28, 2008, in connection with the Company's November 21, 2008 Special Meeting of Shareholders, (3) the most recent amendment to the
                  Schedule 13G filed by Herrick Foundation with respect to his ownership of Class B Common Stock, (4) the most recent amendment to the Schedule 13D filed by Todd W. Herrick with respect to his ownership of Class B Common Stock, (5) the Form 4s, dated September 4, 2007, May 12, 2008, May 19, 2008, June 4, 2008, June 17, 2008, June 25, 2008, July 2, 2008 and
                  September 25, 2008, filed by Herrick Foundation reporting transactions in the Company's securities.

NAME:             Herrick Foundation

ADDRESS: c/o Michael Indenbaum, 2290 First National Building, 660 Woodward Ave., Detroit, Michigan 48226-3506.

SHARES OWNED:     Herrick Foundation owns, beneficially and of record,
                  769,426 shares of Class B Common Stock of the Company.

                               Page 16 of 26 pages